EXHIBIT 99.7

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Summit Midstream GP, LLC and the unitholders of Summit Midstream Partners, LP
Dallas, Texas
We have audited the accompanying consolidated balance sheets of Summit Midstream Partners, LP and subsidiaries (the "Partnership") as of December 31, 2013 and 2012, and the related consolidated statements of operations, partners' capital and membership interests, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Summit Midstream Partners, LP and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
The consolidated financial statements give retrospective effect to the Partnership’s acquisition of Bison Midstream, LLC from Summit Midstream Partners Holdings, LLC, as a combination of entities under common control, which has been accounted for in a manner similar to a pooling of interests, as described in Notes 1 and 13 to the consolidated financial statements.
The consolidated financial statements also give retrospective effect to the Partnership’s acquisition of Red Rock Gathering Midstream, LLC from a subsidiary of Summit Midstream Partners, LLC, as a combination of entities under common control, which has been accounted for in a manner similar to a pooling of interests, as described in Notes 1 and 13 to the consolidated financial statements.
The Partnership acquired the Mountaineer Midstream gathering system on June 21, 2013 and Grand River Gathering Company, LLC on October 27, 2011, as described in Note 13 to the consolidated financial statements.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 10, 2014
(July 3, 2014 as to Note 1)

EXHIBIT 99.7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(Dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$20,357	$11,334
Accounts receivable	67,877	43,668
Due from affiliate	—	774
Other assets	4,741	3,339
Total current assets	92,975	59,115
Property, plant and equipment, net	1,158,081	832,602
Intangible assets, net:
Favorable gas gathering contracts	17,880	19,958
Contract intangibles	383,306	229,596
Rights-of-way	100,991	87,894
Total intangible assets, net	502,177	337,448
Goodwill	115,888	45,478
Other noncurrent assets	14,618	6,296
Total assets	$1,883,739	$1,280,939

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$25,117	$18,697
Due to affiliate	653	—
Deferred revenue	1,555	865
Ad valorem taxes payable	8,375	8,302
Accrued interest	12,144	16
Other current liabilities	11,729	5,007
Total current liabilities	59,573	32,887
Long-term debt	586,000	199,230
Noncurrent liability, net (Note 4)	6,374	7,420
Deferred revenue	29,683	10,899
Other noncurrent liabilities	372	255
Total liabilities	682,002	250,691
Commitments and contingencies (Note 12)
Common limited partner capital (29,079,866 units issued and outstanding at December 31, 2013 and 24,412,427 units issued and outstanding at December 31, 2012)	566,532	418,856
Subordinated limited partner capital (24,409,850 units issued and outstanding at December 31, 2013 and 2012)	379,287	380,169
General partner interests (1,091,453 units issued and outstanding at December 31, 2013 and 996,320 issued and outstanding at December 31, 2012)	23,324	20,222
Summit Investments' equity in contributed subsidiaries	232,594	211,001
Total partners' capital	1,201,737	1,030,248
Total liabilities and partners' capital	$1,883,739	$1,280,939
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.7-2

EXHIBIT 99.7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2013	2012	2011
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$205,346	$154,139	$91,421
Natural gas, NGLs and condensate sales and other	88,606	20,476	12,439
Amortization of favorable and unfavorable contracts	(1,032)	(192)	(308)
Total revenues	292,920	174,423	103,552
Costs and expenses:
Operation and maintenance	72,465	53,882	29,855
Cost of natural gas and NGLs	44,233	3,224	—
General and administrative	30,105	22,182	17,476
Transaction costs	2,841	2,025	3,166
Depreciation and amortization	69,962	36,674	11,367
Total costs and expenses	219,606	117,987	61,864
Other (expense) income	(108)	9	12
Interest expense	(19,173)	(7,340)	(1,029)
Affiliated interest expense	—	(5,426)	(2,025)
Income before income taxes	54,033	43,679	38,646
Income tax expense	(729)	(682)	(695)
Net income	$53,304	$42,997	$37,951
Less: net income attributable to the pre-IPO period (Note 1)	—	24,112
Less: net income attributable to SMP Holdings (Note 1)	9,720	1,271
Net income attributable to SMLP	43,584	17,614
Less: net income attributable to general partner, including IDRs	1,035	352
Net income attributable to limited partners	$42,549	$17,262

Earnings per limited partner unit (Note 7):
Common unit – basic	$0.86	$0.35
Common unit – diluted	$0.86	$0.35
Subordinated unit – basic and diluted	$0.79	$0.35

Weighted-average limited partner units outstanding:
Common units – basic	26,951,346	24,412,427
Common units – diluted	27,101,479	24,543,985
Subordinated units – basic and diluted	24,409,850	24,409,850
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.7-3

EXHIBIT 99.7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL AND MEMBERSHIP INTERESTS

	Partners' capital			SMP Holdings' equity in contributed subsidiaries
	Limited partners
	Common	Subordinated	General partner		Membership interests	Total
	(In thousands)
Membership interests, January 1, 2011	$—	$—	$—	$—	$307,370	$307,370
Net income	—	—	—	—	37,951	37,951
Class B membership interest unit-based compensation	—	—	—	—	3,440	3,440
Contributions from Sponsors	—	—	—	—	425,000	425,000
Distribution of cash to Sponsors	—	—	—	—	(132,943)	(132,943)
Membership interests, December 31, 2011	—	—	—	—	640,818	640,818
Net income	8,631	8,631	352	1,271	24,112	42,997
SMLP unit-based compensation	269	—	—	—	—	269
Class B membership interest unit-based compensation	(186)	—	—	—	1,793	1,607
Net assets retained by the Predecessor	—	—	—	—	(4,417)	(4,417)
Contribution of net assets to SMLP	211,938	430,498	19,870	—	(662,306)	—
Issuance of common units, net of offering costs	262,382	—	—	—	—	262,382
Distribution of proceeds from offering	(64,178)	(58,960)	—	—	—	(123,138)
Consolidation of Red Rock Gathering net assets	—	—	—	206,694	—	206,694
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	500	—	500
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	2,536	—	2,536
Partners' capital, December 31, 2012	418,856	380,169	20,222	211,001	—	1,030,248
Net income	22,311	20,238	1,035	9,720	—	53,304
SMLP unit-based compensation	2,999	—	—	—	—	2,999
Consolidation of Bison Midstream net assets	—	—	—	303,168	—	303,168
Contribution from SMP Holdings to Bison Midstream	—	—	—	2,229	—	2,229
Purchase of Bison Midstream	47,936	—	978	(248,914)	—	(200,000)
Contribution of net assets from SMP Holdings in excess of consideration paid for Bison Midstream	28,558	26,846	1,131	(56,535)	—	—
Issuance of units in connection with the Mountaineer Acquisition	98,000	—	2,000	—	—	100,000

EX 99.7-4

EXHIBIT 99.7

Class B membership interest unit-based compensation	17	—	—	490	—	507
Repurchase of DFW Net Profits Interests	(5,859)	(5,859)	(239)	—	—	(11,957)
Distributions to unitholders	(46,286)	(42,107)	(1,803)	—	—	(90,196)
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	738	—	738
Capitalized interest allocated to Red Rock Gathering projects from SMP Holdings	—	—	—	496	—	496
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	10,149	—	10,149
Capital expenditures paid by Summit Investments on behalf of Red Rock Gathering	—	—	—	52	—	52
Partners' capital, December 31, 2013	$566,532	$379,287	$23,324	$232,594	$—	$1,201,737
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.7-5

EXHIBIT 99.7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$53,304	$42,997	$37,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,994	36,866	11,675
Amortization of deferred loan costs	2,246	1,458	560
Unit-based compensation	3,506	1,876	3,440
Loss on asset sales	113	—	—
Pay-in-kind interest on promissory notes payable to Sponsors	—	5,426	2,025
Changes in operating assets and liabilities:
Accounts receivable	(18,605)	(8,174)	(17,238)
Due to/from affiliate	1,427	(773)	—
Trade accounts payable	(3,419)	(2,536)	2,468
Change in deferred revenue	16,685	9,994	—
Ad valorem taxes payable	(11)	3,125	—
Accrued interest	12,128	(484)	500
Other, net	2,321	(383)	(1,439)
Net cash provided by operating activities	140,689	89,392	39,942

Cash flows from investing activities:
Capital expenditures	(109,376)	(77,296)	(78,248)
Proceeds from asset sales	585	—	—
Acquisition of gathering systems	(210,000)	—	(589,462)
Acquisition of gathering system from affiliate	(200,000)	—	—
Net cash used in investing activities	(518,791)	(77,296)	(667,710)

EX 99.7-6

EXHIBIT 99.7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	$(90,196)	$—	$—
Borrowings under revolving credit facility	380,950	213,000	147,000
Repayments under revolving credit facility	(294,180)	(160,770)	—
Issuance of senior notes	300,000	—	—
Contribution from SMP Holdings to Bison Midstream	2,229	—	—
Issuance of units to affiliate in connection with the Mountaineer Acquisition	100,000	—	—
Repurchase of DFW Net Profits Interests	(11,957)	—	—
Deferred loan costs	(10,608)	(3,344)	(5,248)
(Repayment of) proceeds from promissory notes payable to Sponsors	—	(209,230)	200,000
Proceeds from issuance of common units	—	263,125	—
Cash advance from Summit Investments to contributed subsidiaries, net	738	500	—
Expenses paid by Summit Investments on behalf of Red Rock Gathering	10,149	2,536	—
Red Rock Gathering cash contributed by Summit Investments	—	1,097	—
Distributions to Sponsors	—	(123,138)	(132,943)
Contributions from Sponsors	—	—	425,000
Net cash provided by (used in) financing activities	387,125	(16,224)	633,809
Net change in cash and cash equivalents	9,023	(4,128)	6,041
Cash and cash equivalents, beginning of period	11,334	15,462	9,421
Cash and cash equivalents, end of period	$20,357	$11,334	$15,462

Supplemental Cash Flow Disclosures:
Cash interest paid	$9,016	$8,283	$2,463
Less: capitalized interest	4,705	2,784	3,362
Interest paid (net of capitalized interest)	$4,311	$5,499	$(899)

Cash paid for income taxes	$660	$650	$223

Noncash Investing and Financing Activities:
Capital expenditures in trade accounts payable (period-end accruals)	$16,470	$8,523	$11,332
Issuance of units to affiliate to partially fund the Bison Drop Down	48,914	—	—
Contribution of net assets from SMP Holdings in excess of consideration paid for Bison Midstream	56,535	—	—
Capitalized interest allocated to Red Rock Gathering projects from SMP Holdings	496	—	—
Capital expenditures paid by Summit Investments on behalf of Red Rock Gathering	52	—	—
Pay-in-kind interest on promissory notes payable to Sponsors	—	6,337	2,893
Net assets retained by the Predecessor	—	4,417	—
Deferred initial public offering costs in trade accounts payable	—	743	—
Working capital acquired related to Grand River system acquisition	—	—	854
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.7-7

EXHIBIT 99.7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
Organization. Summit Midstream Partners, LP ("SMLP" or the "Partnership"), a Delaware limited partnership, was formed in May 2012 and began operations in October 2012 in connection with its initial public offering ("IPO") of common limited partner units. SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America.
Effective with the completion of its IPO on October 3, 2012, SMLP has a 100% ownership interest in Summit Midstream Holdings, LLC ("Summit Holdings") which has a 100% ownership interest in both DFW Midstream Services LLC ("DFW Midstream") and Grand River Gathering, LLC ("Grand River Gathering"). The effects of the IPO and related equity transfers occurring in October 2012 are reflected in SMLP's financial statements. For additional information, see "—Initial Public Offering" below.
On June 4, 2013, Summit Holdings acquired all of the membership interests of Bison Midstream, LLC ("Bison Midstream") from Summit Midstream Partners Holdings, LLC ("SMP Holdings"), a wholly owned direct subsidiary of Summit Midstream Partners, LLC ("Summit Investments") (the "Bison Drop Down"), and thereby acquired certain associated natural gas gathering pipeline, dehydration and compression assets in the Bakken Shale Play in Mountrail and Burke counties in North Dakota (the "Bison Gas Gathering system").
Prior to the Bison Drop Down, on February 15, 2013, Summit Investments acquired Bear Tracker Energy, LLC ("BTE") and subsequently contributed it to SMP Holdings. The Bison Gas Gathering system was carved out from BTE in connection with the Bison Drop Down. As such, it was deemed a transaction among entities under common control. For additional information, see Notes 5, 6 and 13.
On June 21, 2013, Mountaineer Midstream Company, LLC ("Mountaineer Midstream"), a newly formed, wholly owned subsidiary of Summit Holdings, acquired certain natural gas gathering pipeline and compression assets in the Marcellus Shale Play in Doddridge County, West Virginia from an affiliate of MarkWest Energy Partners, L.P. ("MarkWest") (the "Mountaineer Acquisition").  In December 2013, Mountaineer Midstream was merged into DFW Midstream. For additional information, see Notes 5, 6 and 13.
In October 2012, Summit Investments acquired ETC Canyon Pipeline, LLC ("Canyon") from a subsidiary of Energy Transfer Partners, L.P. ("Energy Transfer Partners"). The Canyon gathering and processing assets were contributed to Red Rock Gathering Company, LLC ("Red Rock Gathering"), a newly formed, wholly owned subsidiary of Summit Investments. Red Rock Gathering gathers and processes natural gas and natural gas liquids in the Piceance Basin in western Colorado and eastern Utah. On March 18, 2014, SMLP acquired all of the membership interests of Red Rock Gathering from a subsidiary of Summit Investments (the "Red Rock Drop Down"). Concurrent with the closing of the Red Rock Drop Down, SMLP contributed its interest in Red Rock Gathering to Grand River Gathering. For additional information, see Notes 6 and 13.
Summit Investments is a Delaware limited liability company and the predecessor for accounting purposes (the "Predecessor") of SMLP. Summit Investments was formed and began operations in September 2009. Through August 2011, Summit Investments was wholly owned by Energy Capital Partners II, LLC and its parallel and co-investment funds (collectively, "Energy Capital Partners"). In August 2011, Energy Capital Partners sold an interest in Summit Investments to a subsidiary of GE Energy Financial Services, Inc. ("GE Energy Financial Services", and collectively with Energy Capital Partners, the "Sponsors"). In March 2013, Summit Investments contributed the ownership of its SMLP common and subordinated units along with its 2% general partner interest in SMLP to SMP Holdings in exchange for a continuing 100% interest in SMP Holdings. As of December 31, 2013, SMP Holdings held 14,691,397 SMLP common units, 24,409,850 SMLP subordinated units and 1,091,453 general partner units representing a 2% general partner interest in SMLP.
SMLP is managed and operated by the board of directors and executive officers of Summit Midstream GP, LLC (the "general partner"). Summit Investments, as the ultimate owner of our general partner, controls SMLP and has the right to appoint the entire board of directors of our general partner, including our independent directors. SMLP's operations are conducted through, and our operating assets are owned by, various operating subsidiaries. However, neither SMLP nor its subsidiaries has any employees. The general partner has the sole responsibility for providing the personnel necessary to conduct SMLP's operations, whether through directly hiring employees or by obtaining the services of personnel employed by others, including Summit Investments. All of the personnel that conduct SMLP's business are employed by the general partner and its affiliates, but these individuals are sometimes referred to as our employees.

EX 99.7-8

EXHIBIT 99.7

References to the "Company," "we," or "our," when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its subsidiaries. References to the "Company," "we," or "our," when used for dates or periods ended prior to the IPO, refer collectively to Summit Investments and its subsidiaries.
Initial Public Offering. On October 3, 2012, SMLP completed its IPO and the following transactions occurred:

•	Summit Investments conveyed an interest in Summit Midstream Holdings, LLC ("Summit Holdings") to our general partner as a capital contribution;

•
our general partner conveyed its interest in Summit Holdings to SMLP in exchange for (i) a continuation of its 2% general partner interest in SMLP, represented by 996,320 general partner units, and (ii) SMLP incentive distribution rights, or IDRs;

•
Summit Investments conveyed its remaining interest in Summit Holdings to SMLP in exchange for (i) 10,029,850 common units (net of the impact of selling 1,875,000 common units to the public for cash in connection with the exercise of the underwriters’ option to purchase additional common units), representing a 20.1% limited partner interest in SMLP, (ii) 24,409,850 subordinated units, representing a 49.0% limited partner interest in SMLP, and (iii) the right to receive $88.0 million in cash as reimbursement for certain capital expenditures made with respect to the contributed assets;

•
pursuant to its long-term incentive plan, SMLP granted 5,000 common units (in the aggregate) to two of its directors and 125,000 phantom units, with distribution equivalent rights, to certain employees;

•
SMLP issued 14,375,000 common units to the public (including 1,875,000 additional common units sold out of the common units originally allocated to Summit Investments) representing a 28.9% limited partner interest in SMLP; and

•
SMLP used the proceeds, net of underwriters’ fees, from the IPO of approximately $269.4 million to (i) repay $140.0 million outstanding under the revolving credit facility; (ii) make cash distributions to Summit Investments of (a) $88.0 million to reimburse Summit Investments for certain capital expenditures it incurred with respect to assets it contributed to us and (b) $35.1 million representing the funds received in connection with the underwriters exercising their option to purchase additional common units; and (iii) pay IPO expenses of approximately $6.3 million.

Business Operations. We provide natural gas gathering, treating and processing services pursuant to long-term, primarily fee-based, natural gas gathering agreements with our customers. Our results are driven primarily by the volumes of natural gas that we gather, treat and process across our systems. Our gathering systems and the unconventional resource basins in which they operate as of December 31, 2013 were as follows:

•	Mountaineer Midstream – the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia;

•	Bison Midstream – the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•	DFW Midstream – the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and

•	Grand River Gathering – the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado and eastern Utah.
Our operating subsidiaries are DFW Midstream (which includes the Mountaineer Midstream gathering system), Bison Midstream and Grand River Gathering. All of our operating subsidiaries are midstream energy companies focused on the development, construction and operation of natural gas gathering systems.
In October 2011, we acquired Grand River Gathering. Grand River Gathering owns certain natural gas gathering pipeline, dehydration and compression assets located in the Piceance Basin. These assets gather production from the Mamm Creek, Orchard, and South Parachute fields in the area around Rifle, Colorado. In addition to the purchase, we have a contractual relationship with the seller related to the development of midstream infrastructure to support the seller’s emerging Mancos and Niobrara shale developments.
DFW Midstream owns certain natural gas gathering pipeline and compression assets located in the Fort Worth Basin.
Basis of Presentation and Principles of Consolidation. We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These

EX 99.7-9

EXHIBIT 99.7

principles are established by the Financial Accounting Standards Board. We make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenue and expense, and the disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.
For the purposes of the consolidated financial statements, SMLP's results of operations reflect the Partnership's operations subsequent to the IPO and the results of the Predecessor for the period prior to the IPO. The consolidated financial statements also reflect the results of operations of: (i) Red Rock Gathering since October 23, 2012, (ii) Bison Midstream since February 16, 2013 and (iii) Mountaineer Midstream since June 22, 2013. SMLP recognized its acquisitions of Red Rock Gathering and Bison Midstream at Summit Investments' historical cost because the acquisitions were executed by entities under common control. The excess of the purchase price paid by SMLP over Summit Investments' net investment in Red Rock Gathering was recognized as a reduction to partners' capital. The excess of Summit Investments' net investment in Bison Midstream over the purchase price paid by SMLP was recognized as an addition to partners' capital. Due to the common control aspect, the Red Rock Drop Down and the Bison Drop Down were accounted for by the Partnership on an “as if pooled” basis for the periods during which common control existed. See Notes 5, 6 and 13 for additional information. The consolidated financial statements include the assets, liabilities, and results of operations of SMLP or the Predecessor and their respective wholly owned subsidiaries. All intercompany transactions among the consolidated entities have been eliminated in consolidation. These consolidated financial statements have been retrospectively updated solely to reflect the impact of the Red Rock Drop Down; subsequent events have not been updated beyond March 10, 2014, the date the consolidated financial statements were initially issued and filed with the Securities and Exchange Commission.
We conduct our operations in the midstream sector with four operating segments: Mountaineer Midstream, Bison Midstream, DFW Midstream and Grand River Gathering. However, due to their similar characteristics and how we manage our business, we have aggregated these segments into one reportable segment for disclosure purposes. The assets of our reportable segment consist of natural gas gathering systems and related plant and equipment. Our operating segments reflect the way in which we internally report the financial information used to make decisions and allocate resources in connection with our operations.
Reclassifications. Certain reclassifications have been made to prior-year amounts to conform to current-year presentation. These reclassifications had no impact on net income or total partners' capital or membership interests.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents. Cash and cash equivalents include temporary cash investments with original maturities of three months or less.
Accounts Receivable. Accounts receivable relate to gathering and other services provided to our natural gas producer customers and other counterparties. To the extent we doubt the collectability of our accounts receivable, we recognize an allowance for doubtful accounts. We did not experience any non-payments during the three-year period ended December 31, 2013. As a result, we did not recognize an allowance for doubtful accounts as of December 31, 2013 and 2012.
Property, Plant, and Equipment. We record property, plant, and equipment at historical cost of construction or fair value of the assets at acquisition. We capitalize expenditures that extend the useful life of an asset or enhance its productivity or efficiency from its original design over the expected remaining period of use. For maintenance and repairs that do not add capacity or extend the useful life of an asset, we recognize expenditures as an expense as incurred. We capitalize project costs incurred during construction, including interest on funds borrowed to finance the construction of facilities, as construction in progress. Prior to the Red Rock Drop Down, SMP Holdings incurred interest expense related to certain Red Rock Gathering capital projects. The associated interest expense was allocated to Red Rock Gathering as a noncash equity contribution and capitalized into the basis of the asset.
We base an asset’s carrying value on estimates, assumptions and judgments for useful life and salvage value. We record depreciation on a straight-line basis over an asset’s estimated useful life. We base our estimates for useful life on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances, and historical data concerning useful lives of similar assets.
Upon sale or retirement, we remove the carrying value of an asset and its accumulated depreciation from our balance sheet and recognize the related gain or loss, if any.

EX 99.7-10

EXHIBIT 99.7

Asset Retirement Obligations. We record a liability for asset retirement obligations only if and when a future asset retirement obligation with a determinable life is identified. As of December 31, 2013 and 2012, we evaluated whether any future asset retirement obligations existed. For identified asset retirement obligations, we then evaluated whether the expected retirement date and the related costs of retirement could be estimated. In performing this evaluation, we concluded that our natural gas gathering and processing assets have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained. Because we did not have sufficient information to reasonably estimate the amount or timing of such obligations and we have no current plan to discontinue use of any significant assets, we did not provide for any asset retirement obligations as of December 31, 2013 or 2012.
Intangible Assets and Noncurrent Liability. Upon the acquisition of DFW Midstream, certain of our gas gathering contracts were deemed to have above-market pricing structures while another was deemed to have pricing that was below market. We have recognized the contracts that were above market at acquisition as favorable gas gathering contracts. We have recognized the contract that was deemed to be below market as a noncurrent liability. We amortize these intangibles on a units-of-production basis over the estimated useful life of the contract. We define useful life as the period over which the contract is expected to contribute directly or indirectly to our future cash flows. The related contracts have original terms ranging from 10 years to 20 years. We recognize the amortization expense associated with these intangible assets and liabilities in revenue.
For our other gas gathering contracts, we amortize contract intangible assets over the period of economic benefit based upon the expected revenues over the life of the contract. The useful life of these contracts ranges from 10 years to 25 years. We recognize the amortization expense associated with these intangible assets in depreciation and amortization expense.
We have right-of-way intangible assets associated with city easements and easements granted within existing rights-of-way. We amortize these intangible assets over the shorter of the contractual term of the rights-of-way or the estimated useful life of the gathering system. The contractual terms of the rights-of-way range from 20 years to 30 years. The estimated useful life of our gathering systems is 30 years. We recognize the amortization expense associated with these intangible assets in depreciation and amortization expense.
Impairment of Long-Lived Assets. We test assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If we conclude that an asset’s carrying value will not be recovered through future cash flows, we recognize an impairment loss on the long-lived asset equal to the amount by which the carrying value exceeds its fair value. We determine fair value using an income approach in which we discount the asset’s expected future cash flows to reflect the risk associated with achieving the underlying cash flows. During the three-year period ended December 31, 2013, we concluded that none of our long-lived assets had been impaired.
Goodwill. Goodwill represents consideration paid in excess of the fair value of the net identifiable assets acquired in a business combination. We evaluate goodwill for impairment annually on September 30. We also evaluate goodwill whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.
We test goodwill for impairment using a two-step quantitative test. In the first step, we compare the fair value of the reporting unit to its carrying value, including goodwill. If the reporting unit’s fair value exceeds its carrying amount, we conclude that the goodwill of the reporting unit has not been impaired and no further work is performed. If we determine that the reporting unit’s carrying value exceeds its fair value, we proceed to step two. In step two, we compare the carrying value of the reporting unit to its implied fair value. If we determine that the carrying amount of a reporting unit's goodwill exceeds its implied fair value, we recognize the excess of the carrying value over the implied fair value as an impairment loss.
Other Noncurrent Assets. Other noncurrent assets primarily consist of external costs incurred in connection with the issuance of our senior notes and the closing of our revolving credit facility and related amendments. We capitalize and then amortize these deferred loan costs over the life of the respective debt instrument. We recognize amortization of deferred loan costs in interest expense.
Derivative Contracts. We have commodity price exposure related to our sale of the physical natural gas we retain from our DFW customers, and our procurement of electricity to operate our electric-drive compression assets on the DFW Midstream system. Our gas gathering agreements with our DFW Midstream customers permit us to retain a certain quantity of natural gas that we gather to offset the power costs we incur to operate our electric-drive compression assets. We manage this direct exposure to natural gas and power prices through the use of forward

EX 99.7-11

EXHIBIT 99.7

power purchase contracts with wholesale power providers that require us to purchase a fixed quantity of power at a fixed heat rate based on prevailing natural gas prices on the Waha Hub Index. Because we also sell our retainage gas at prices that are based on the Waha Hub Index, we have effectively fixed the relationship between our compression electricity expense and natural gas retainage sales.
Accounting standards related to derivative instruments and hedging activities allow for "normal" purchase or sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. We have designated these contracts as normal under the normal purchase and sale exception under the accounting standards for derivatives. We do not enter into risk management contracts for speculative purposes.
Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents (Level 1), accounts receivable, and accounts payable reported on the balance sheet approximates fair value due to their short-term maturities.
GAAP's fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

•	Level 1. Inputs represent quoted prices in active markets for identical assets or liabilities;

•
Level 2. Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs); and

•
Level 3. Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

Nonfinancial assets and liabilities initially measured at fair value include those acquired and assumed in connection with third-party business combinations.
A summary of the estimated fair value for financial instruments follows.

	December 31, 2013		December 31, 2012
	Carrying value	Estimated fair value (Level 2)	Carrying value	Estimated fair value (Level 2)
	(In thousands)
Revolving credit facility	$286,000	$286,000	$199,230	$199,230
Senior notes	300,000	314,625	—	—
The revolving credit facility’s carrying value on the balance sheet is its fair value due to its floating interest rate. The fair value for the senior notes is based on an average of nonbinding broker quotes as of December 31, 2013. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value of the senior notes.
Commitments and Contingencies. We record accruals for loss contingencies when we determine that it is probable that a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events, and estimates of the financial impacts of such events.
Revenue Recognition. We generate the majority of our revenue from the natural gas gathering, treating and processing services that we provide to our natural gas producer customers. We also generate revenue from our marketing of natural gas and natural gas liquids ("NGLs"). We realize revenues by receiving fees from our producer customers or by selling the residue natural gas and NGLs.
We recognize revenue earned from fee-based gathering, treating and processing services in gathering services and other fees revenue. We also earn revenue from the sale of physical natural gas purchased from our customers under percentage-of-proceeds and keep-whole arrangements. These revenues are recognized in natural gas, NGLs and condensate sales and other with corresponding expense recognition in cost of natural gas and NGLs. We sell

EX 99.7-12

EXHIBIT 99.7

the natural gas that we retain from our DFW Midstream customers to offset the power expenses of the electric-driven compression on the DFW Midstream system. We also sell condensate retained from our gathering services at Grand River Gathering. Revenues from the retainage of natural gas and condensate are recognized in natural gas, NGLs and condensate sales and other; the associated expense is included in operation and maintenance expense. Certain customers reimburse us for costs we incur on their behalf. We record costs incurred and reimbursed by our customers on a gross basis.
We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured.
We obtain access to natural gas and provide services principally under contracts that contain one or more of the following arrangements:

•
Fee-based arrangements. Under fee-based arrangements, we receive a fee or fees for one or more of the following services: natural gas gathering, treating and/or processing. Fee-based arrangements include natural gas purchase arrangements pursuant to which we purchase natural gas at the wellhead, or other receipt points, at a settled price at the delivery point less a specified amount, generally the same as the fees we would otherwise charge for gathering of natural gas from the wellhead location to the delivery point. The margins earned are directly related to the volume of natural gas that flows through the system.

•
Percent-of-proceeds arrangements. Under percent-of-proceeds arrangements, we generally purchase natural gas from producers at the wellhead, or other receipt points, gather the wellhead natural gas through our gathering system, treat the natural gas, process the natural gas and/or sell the natural gas to a third party for processing. We then remit to our producers an agreed-upon percentage of the actual proceeds received from sales of the residue natural gas and NGLs. Certain of these arrangements may also result in returning all or a portion of the residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds. The margins earned are directly related to the volume of natural gas that flows through the system and the price at which we are able to sell the residue natural gas and NGLs.

•
Keep-Whole. Under keep-whole arrangements, after processing we keep 100% of the NGLs produced, and the processed natural gas, or value of the natural gas, is returned to the producer. Since some of the natural gas is used and removed during processing, we compensate the producer for the amount of natural gas used and removed in processing by supplying additional natural gas or by paying an agreed-upon value for the natural gas utilized. These arrangements have commodity price exposure for us because the costs are dependent on the price of natural gas and the revenues are based on the price of NGLs.

Certain of our natural gas gathering agreements provide for a monthly, quarterly or annual minimum volume commitment ("MVC") from certain of our customers. Under these MVCs, our customers agree to ship a minimum volume of natural gas on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to us at the end of the contract period if its actual throughput volumes are less than its MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent periods to the extent that such customer's throughput volumes in subsequent periods exceed its MVC for that period.
We record customer billings for obligations under their MVCs as deferred revenue when the customer has the right to utilize shortfall payments to offset gathering or processing fees in subsequent periods. We recognize deferred revenue under these arrangements in revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the gathering or processing of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the applicable natural gas gathering agreement. We classify deferred revenue as current for arrangements where the expiration of a customer's right to utilize shortfall payments is twelve months or less. A rollforward of current and noncurrent deferred revenue follows.

EX 99.7-13

EXHIBIT 99.7

	Current	Noncurrent
	(In thousands)
Deferred revenue, January 1, 2012	$—	$1,770
Additions	865	9,129
Deferred revenue, December 31, 2012	865	10,899
Additions (1)	1,555	18,784
Less: revenue recognized due to expiration	865	—
Deferred revenue, December 31, 2013	$1,555	$29,683
__________
(1) Noncurrent includes amounts recognized in connection with the Bison Drop Down.
As of December 31, 2013, we have $1.1 million included in accounts receivable for shortfall payments related to MVC arrangements which can be utilized to offset gathering fees in subsequent periods. Current and noncurrent deferred revenue at December 31, 2013 includes amounts that provide the customer the ability to offset gathering fees in the next one month to eight years to the extent that the customer's throughput volumes exceed its MVC.
Unit-Based Compensation. For awards of unit-based compensation, we determine a grant date fair value and recognize the related compensation expense, in the statement of operations over the vesting period of the respective awards. See Note 8 for additional information.
Income Taxes. We are not subject to federal and state income taxes, except as noted below, because we are structured as a partnership. As a result, our unitholders or members are individually responsible for paying federal and state income taxes on their share of our taxable income.
In general, legal entities that are chartered, organized or conducting business in the state of Texas are subject to the Revised Texas Franchise Tax (the "Texas Margin Tax"). The Texas Margin Tax has the characteristics of an income tax because it is determined by applying a tax rate to a tax base that considers both revenues and expenses. Our financial statements reflect provisions for these tax obligations.
Earnings Per Unit ("EPU"). We present earnings per limited partner unit data only for periods subsequent to the closing of SMLP’s IPO in October 2012. EPU for periods ended prior to the IPO have not been presented because Summit Investments' members held membership interests and not units.
We determine EPU by dividing the net income that is attributed, in accordance with the net income and loss allocation provisions of the partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner's 2% interest in net income and any payments to the general partner in connection with their incentive distribution rights ("IDRs"), by the weighted-average number of common and subordinated units outstanding during the year ended December 31, 2013 and the period from October 1, 2012 to December 31, 2012. Diluted earnings per limited partner unit reflects the potential dilution that could occur if securities or other agreements to issue common units, such as unit-based compensation, were exercised, settled or converted into common units. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted earnings per limited partner unit calculation, the impact is reflected by applying the treasury stock method.
Comprehensive Income. Comprehensive income is the same as net income for all periods presented.
Environmental Matters. We are subject to various federal, state and local laws and regulations relating to the protection of the environment. Although we believe that we are in material compliance with applicable environmental regulations, the risk of costs and liabilities are inherent in pipeline ownership and operation. Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. There are no such liabilities reflected in the accompanying financial statements at December 31, 2013 or 2012. However, we can provide no assurances that significant costs and liabilities will not be incurred by the Partnership in the future. We are currently not aware of any material contingent liabilities that exist with respect to environmental matters.
Recent Accounting Pronouncements. Accounting standard setters frequently issue new or revised accounting rules. We review new pronouncements to determine the impact, if any, on our financial statements. There are currently no recent pronouncements that have been issued that we believe will materially affect our financial statements.

EX 99.7-14

EXHIBIT 99.7

3. PROPERTY, PLANT, AND EQUIPMENT, NET
Details on property, plant, and equipment, net were as follows:

	Useful lives (In years)	December 31,
		2013	2012
	(Dollars in thousands)
Gas gathering systems	30	$744,359	$544,020
Compressor stations and compression equipment	30	380,000	261,705
Construction in progress	n/a	83,765	54,582
Other	4-15	21,304	6,897
Total		1,229,428	867,204
Accumulated depreciation		(71,347)	(34,602)
Property, plant, and equipment, net		$1,158,081	$832,602
The increase in property, plant, and equipment primarily reflects the recognition of gas gathering system fixed assets acquired in connection with the Bison Drop Down and Mountaineer Acquisition. See Note 13 for additional information.
Construction in progress is depreciated consistent with its applicable asset class once it is placed in service. Depreciation expense related to property, plant, and equipment and capitalized interest were as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Depreciation expense	$36,745	$22,422	$8,595
Capitalized interest	4,705	2,784	3,362

4. IDENTIFIABLE INTANGIBLE ASSETS, NONCURRENT LIABILITY AND GOODWILL
Identifiable Intangible Assets and Noncurrent Liability. Identifiable intangible assets and the noncurrent liability, which are subject to amortization, were as follows:

	December 31, 2013
	Useful lives (In years)	Gross carrying amount	Accumulated amortization	Net
	(Dollars in thousands)
Favorable gas gathering contracts	18.7	$24,195	$(6,315)	$17,880
Contract intangibles	12.5	426,464	(43,158)	383,306
Rights-of-way	24.3	108,706	(7,715)	100,991
Total amortizable intangible assets		$559,365	$(57,188)	$502,177

Unfavorable gas gathering contract	10.0	$10,962	$(4,588)	$6,374

EX 99.7-15

EXHIBIT 99.7

	December 31, 2012
	Useful lives (In years)	Gross carrying amount	Accumulated amortization	Net
	(Dollars in thousands)
Favorable gas gathering contracts	18.7	$24,195	$(4,237)	$19,958
Contract intangibles	12.4	244,100	(14,504)	229,596
Rights-of-way	23.5	91,046	(3,152)	87,894
Total amortizable intangible assets		$359,341	$(21,893)	$337,448

Unfavorable gas gathering contract	10.0	$10,962	$(3,542)	$7,420
The increase in total amortizable intangible assets primarily reflects the recognition of gas gathering contracts and rights-of-way acquired in connection with the Bison Drop Down and the Mountaineer Acquisition. See Note 13 for additional information.
We recognized amortization expense as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Amortization expense – favorable gas gathering contracts	$2,078	$1,715	$1,718
Amortization expense – contract intangibles	28,654	12,642	1,862
Amortization expense – rights-of-way	4,563	1,610	908
Amortization expense – unfavorable gas gathering contract	(1,046)	(1,524)	(1,410)
The estimated aggregate annual amortization of intangible assets and noncurrent liability expected to be recognized as of December 31, 2013 for each of the five succeeding fiscal years follows.

	Assets	Liabilities
	(In thousands)
2014	$40,503	$1,549
2015	43,522	1,650
2016	43,777	1,571
2017	42,513	1,604
2018	42,058	—
Goodwill. We recognized goodwill of $45.5 million in connection with the acquisition of Grand River Gathering in 2011 and allocated it to the Grand River Gathering reporting unit. We recognized goodwill of $54.2 million in connection with the Bison Drop Down in June 2013 and allocated it to the Bison Midstream reporting unit. The goodwill attributed to Bison Midstream represents its allocation of the goodwill that Summit Investments recognized in connection with its acquisition of BTE assets in February 2013. We preliminarily recognized goodwill of $18.1 million in connection with the Mountaineer Acquisition in June 2013 and allocated it to the Mountaineer Midstream reporting unit. Prior to the issuance of the financial statements, we received the remaining information needed to finalize accounting for the Mountaineer Acquisition and recognized an adjustment, which reduced the preliminary goodwill recognition by $1.9 million. See Notes 1 and 13 for additional information. A rollforward of the consolidated balance of goodwill follows (in thousands).

Goodwill, December 31, 2012 and 2011	$45,478
Goodwill recognized in connection with the Bison Drop Down	54,199
Goodwill preliminarily recognized in connection with the Mountaineer Acquisition	18,089
Goodwill adjustment recognized in connection with finalizing accounting for the Mountaineer Acquisition and other	(1,878)
Goodwill, December 31, 2013	$115,888

EX 99.7-16

EXHIBIT 99.7

We evaluate goodwill for impairment annually on September 30. We also evaluate goodwill whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We performed our annual goodwill impairment testing as of September 30, 2013 using a combination of the income and market approaches and determined that the fair value of each of these three reporting units exceeded its carrying value resulting in no goodwill impairment. There have been no impairments of goodwill and there is no goodwill associated with the DFW Midstream reporting unit.

5. LONG-TERM DEBT
Long-term debt consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Variable rate senior secured revolving credit facility (2.42% at December 31, 2013 and 2.98% at December 31, 2012) due November 2018	$286,000	$199,230
7.50% Senior unsecured notes due July 2021	300,000	—
Total long-term debt	$586,000	$199,230
Revolving Credit Facility. We have a senior secured revolving credit facility. In June 2013, we exercised the revolving credit facility's $50.0 million accordion provision and increased the total commitments thereunder from $550.0 million to $600.0 million. We also borrowed $200.0 million in connection with the Bison Drop Down and $110.0 million in connection with the Mountaineer Acquisition. See Notes 1, 6 and 12 for additional information. Also in June 2013, we used the proceeds from our senior notes offering to repay $294.2 million of our revolving credit facility. In November 2013, we closed on an amendment and restatement of the revolving credit facility which: (i) increased the borrowing capacity to $700.0 million, (ii) extended the maturity to November 2018, (iii) included a $200.0 million accordion feature, (iv) reduced the leverage-based pricing grid by 0.75% to a new range of 1.75% to 2.75% for LIBOR borrowings, (v) changed the commitment fee to a leverage-based range of 0.30% to 0.50%, and (vi) added Summit Midstream Finance Corp. ("Finance Corp.") as a subsidiary guarantor.
The revolving credit facility is secured by the membership interests of Summit Holdings and those of its subsidiaries. Substantially all of Summit Holdings' and its subsidiaries' assets are pledged as collateral under the revolving credit facility. The revolving credit facility, and Summit Holdings' obligations, are guaranteed by SMLP and each of its subsidiaries and allows for revolving loans, letters of credit and swingline loans.
Borrowings under the revolving credit facility bear interest at the London Interbank Offered Rate ("LIBOR") plus an applicable margin or a base rate, as defined in the credit agreement. At December 31, 2013, the applicable margin under LIBOR borrowings was 2.25%, the interest rate was 2.42% and the unused portion of the revolving credit facility totaled $414.0 million (subject to a commitment fee of 0.375%).
The revolving credit agreement contains affirmative and negative covenants customary for credit facilities of its size and nature that, among other things, limit or restrict the ability to: (i) incur additional debt; (ii) make investments; (iii) engage in certain mergers, consolidations, acquisitions or sales of assets; (iv) enter into swap agreements and power purchase agreements; (v) enter into leases that would cumulatively obligate payments in excess of $30.0 million over any 12-month period; and (vi) prohibits the payment of distributions by Summit Holdings if a default then exists or would result therefrom, and otherwise limits the amount of distributions Summit Holdings can make. In addition, the revolving credit facility requires Summit Holdings to maintain a ratio of consolidated trailing 12-month earnings before interest, income taxes, depreciation and amortization ("EBITDA") to net interest expense of not less than 2.5 to 1.0 (as defined in the credit agreement) and a ratio of total net indebtedness to consolidated trailing 12-month EBITDA of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to 270 days following certain acquisitions (as defined in the credit agreement).
As of December 31, 2013, we were in compliance with the covenants in the revolving credit facility. There were no defaults or events of default during the year ended December 31, 2013.
Senior Notes. On June 17, 2013, Summit Holdings and its 100% owned finance subsidiary, Finance Corp. (together with Summit Holdings, the "Co-Issuers"), issued $300.0 million of 7.50% senior unsecured notes maturing July 1, 2021 (the "senior notes"). The senior notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act. The senior notes

EX 99.7-17

EXHIBIT 99.7

have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
We will pay interest on the senior notes semi-annually in cash in arrears on January 1 and July 1 of each year, commencing January 1, 2014. The senior notes are senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior obligations. The senior notes are effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the collateral securing such indebtedness. We used the proceeds from the issuance of the senior notes to repay a portion of the balance outstanding under our revolving credit facility. Debt issuance costs of $7.3 million, recognized in other noncurrent assets, are being amortized over the life of the senior notes.
SMLP and all of its subsidiaries other than the Co-Issuers (the "Guarantors") have fully and unconditionally and jointly and severally guaranteed the senior notes. SMLP has no independent assets or operations. Summit Holdings has no assets or operations other than its ownership of its wholly owned subsidiaries and activities associated with its borrowings under the revolving credit facility and the senior notes. Finance Corp. has no independent assets or operations and was formed for the sole purpose of being a co-issuer of certain of Summit Holdings' indebtedness, including the senior notes. There are no significant restrictions on the ability of SMLP or Summit Holdings to obtain funds from its subsidiaries by dividend or loan.
In connection with the associated registration rights agreement, the Co-Issuers and the Guarantors agreed to file a registration statement with the SEC pursuant to which the Co-Issuers will either offer to exchange the senior notes and the guarantees for registered notes and guarantees with substantially identical terms or, in certain circumstances, register the resale of the senior notes and their guarantees (the "Exchange Offer"). In January 2014, we filed a registration statement on Form S-4 to offer to exchange all of the unregistered senior notes and guarantees for registered notes and guarantees with substantially identical terms. The terms of the registered senior notes are substantially identical to the terms of the unregistered senior notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered senior notes do not apply to the registered senior notes. On March 7, 2014, the SEC declared our registration statement effective and we began the notice process to properly effect the exchange. The period during which exchanges can occur will end on April 7, 2014. If a holder of the unregistered senior notes does not exchange them for the registered senior notes, such holder will no longer be able to require us to register their private note holdings under the Securities Act, except in limited circumstances provided under the registration rights agreement.
If the Exchange Offer is not completed (or, if required, the shelf registration statement is not declared effective or does not automatically become effective) on or before the 365th day following the date of issuance of the senior notes (the ‘‘Exchange Completion Deadline’’), the Co-Issuers will be required to pay additional interest in an amount equal to 0.25% per annum of the principal amount of senior notes with respect to the first 90-day period following the Exchange Completion Deadline. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum amount of additional interest of 1.0% per annum of the principal amount of senior notes outstanding until the Exchange Offer is completed or the shelf registration statement is declared effective (or becomes automatically effective). All accrued additional interest will be paid by the Co-Issuers and the Guarantors on the next scheduled interest payment date in the same manner as other interest is paid on the senior notes. Following the time that the senior notes are registered, the accrual of additional interest will cease.
At any time prior to July 1, 2016, the Co-Issuers may redeem up to 35% of the aggregate principal amount of the senior notes at a redemption price of 107.500% of the principal amount of the senior notes, plus accrued and unpaid interest, if any, to the redemption date, with an amount not greater than the net cash proceeds of certain equity offerings. On and after July 1, 2016, the Co-Issuers may redeem all or part of the senior notes at a redemption price of 105.625% (with the redemption premium declining ratably each year to 100.000% on July 1, 2019), plus accrued and unpaid interest, if any.
The indenture restricts SMLP’s and the Co-Issuers’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem subordinated debt; (iii) make payments on subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) sell or otherwise dispose of a portion of their assets; (vii) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject to a number of important exceptions and qualifications. At any time when the senior notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default under the indenture has occurred and is continuing, many of these covenants will terminate.

EX 99.7-18

EXHIBIT 99.7

The indenture provides that each of the following is an event of default: (i) default for 30 days in the payment when due of interest on the senior notes; (ii) default in the payment when due of the principal of, or premium, if any, on the senior notes; (iii) failure by the Co-Issuers or SMLP to comply with certain covenants relating to merger, consolidation, sale of assets, change of control or asset sales; (iv) failure by SMLP for 180 days after notice to comply with certain covenants relating to the filing of reports with the SEC; (v) failure by the Co-Issuers or SMLP for 30 days after notice to comply with any of the other agreements in the indenture; (vi) specified defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by SMLP or any of its restricted subsidiaries (or the payment of which is guaranteed by SMLP or any of its restricted subsidiaries); (vii) failure by SMLP or any of its restricted subsidiaries to pay certain final judgments aggregating in excess of $20.0 million; (viii) except as permitted by the indenture, any guarantee of the senior notes shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee of the senior notes; and (ix) certain events of bankruptcy, insolvency or reorganization described in the indenture. In the case of an event of default as described in the foregoing clause (ix), all outstanding senior notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding senior notes may declare all the senior notes to be due and payable immediately.
As of December 31, 2013, we were in compliance with the covenants for the senior notes. There were no defaults or events of default during the period from issuance through December 31, 2013.

6. PARTNERS' CAPITAL AND MEMBERSHIP INTERESTS
Partners' Capital
SMLP was formed in May 2012. Prior to the closing of its IPO on October 3, 2012, SMLP had no outstanding common or subordinated units or operations. A rollforward of the number of common limited partner, subordinated limited partner and general partner units follows.

	Common	Subordinated	General partner	Total
Units, January 1, 2012	—	—	—	—
Units issued to the public in connection with the IPO	14,380,000	—	—	14,380,000
Units issued to affiliates in connection with the IPO	10,029,850	24,409,850	996,320	35,436,020
Units issued	2,577	—	—	2,577
Units, December 31, 2012	24,412,427	24,409,850	996,320	49,818,597
Units issued to affiliates in connection with the Bison Drop Down	1,553,849	—	31,711	1,585,560
Units issued to affiliates in connection with the Mountaineer Acquisition	3,107,698	—	63,422	3,171,120
Units issued	5,892	—	—	5,892
Units, December 31, 2013	29,079,866	24,409,850	1,091,453	54,581,169
Bison Drop Down. On June 4, 2013, SMLP acquired Bison Midstream from SMP Holdings. SMP Holdings contributed 100% of the membership interests in Bison Midstream to SMLP, which concurrently contributed the membership interests to Summit Holdings. In exchange for its $305.4 million net investment in Bison Midstream, SMLP paid SMP Holdings and the general partner total cash and unit consideration of $248.9 million. As a result of the contribution of net assets in excess of consideration, SMLP recognized a capital contribution from SMP Holdings. The details of total cash and unit consideration as well as the calculation of the capital contribution and its

EX 99.7-19

EXHIBIT 99.7

allocation to partners' capital follow (dollars in thousands).

SMP Holdings' net investment in Bison Midstream		$305,449
Aggregate cash paid to SMP Holdings	$200,000
Issuance of 1,553,849 SMLP common units to SMP Holdings	47,936
Issuance of 31,711 SMLP general partner units to the general partner	978
Total consideration		248,914
SMP Holdings' contribution of net assets in excess of consideration		$56,535

Allocation of capital contribution:
General partner interest	$1,131
Common limited partner interest	28,558
Subordinated limited partner interest	26,846
Partners' capital allocation		$56,535
The number of units issued to SMP Holdings and the general partner in connection with the Bison Drop Down was calculated based on an assumed equity issuance of $50.0 million and the five-day volume-weighted-average price as of June 3, 2013 of $31.53 per unit. The units were then valued as of June 4, 2013 (the date of closing) using the June 4, 2013 closing price of SMLP's units of $30.85.
The general partner interest allocation was calculated based on a 2% general partner interest in the contribution of assets in excess of consideration given by SMLP to SMP Holdings. Common and subordinated limited partner interests allocations were calculated as their respective percentages of total limited partner capital applied to the balance of the contribution by SMP Holdings after giving effect to the general partner allocation. See Notes 1, 5 and 13 for additional information.
Mountaineer Acquisition. On June 4, 2013, SMLP executed definitive agreements with MarkWest to acquire the Mountaineer Midstream system. On June 21, 2013, prior to closing the Mountaineer Acquisition and in accordance with the definitive agreements with MarkWest (the "MarkWest Agreement"), Mountaineer Midstream acquired all of the Mountaineer Gathering system assets. The total acquisition purchase price of $210.0 million was funded with $110.0 million of borrowings under SMLP’s revolving credit facility and the issuance of $100.0 million of SMLP common units and general partner interests to SMP Holdings and the general partner for cash. The allocation and valuation of units issued to SMP Holdings and the general partner to partially fund the Mountaineer Acquisition follow (dollars in thousands).

Issuance of 3,107,698 SMLP common units to SMP Holdings	$98,000
Issuance of 63,422 SMLP general partner units to the general partner	2,000
Issuance of units in connection with the Mountaineer Acquisition	$100,000
Pursuant to a unit purchase agreement, the number of units issued to SMP Holdings and the general partner in connection with the Mountaineer Acquisition was calculated based on an assumed equity issuance of $100.0 million and the five-day volume-weighted-average price as of June 3, 2013 of $31.53 per unit. See Notes 1, 5 and 13 for additional information.
Subordination. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and thereafter no common units will be entitled to arrearages.

EX 99.7-20

EXHIBIT 99.7

The subordination period will end on the first business day after we have earned and paid at least (1) $1.60 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2015 or (2) $2.40 (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distributions on the general partner's 2.0% interest and the related distribution on the incentive distribution rights for the four-quarter period immediately preceding that date, in each case provided there are no arrearages on the common units at that time.
Cash Distribution Policy
Our partnership agreement requires that we distribute all of our available cash (as defined below) within 45 days after the end of each quarter to unitholders of record on the applicable record date. Our policy is to distribute to our unitholders an amount of cash each quarter that is equal to or greater than the minimum quarterly distribution stated in our partnership agreement.
Minimum Quarterly Distribution. Our partnership agreement generally requires that we make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. The amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.
Definition of Available Cash. Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

•	comply with applicable law, any of our debt instruments or other agreements; or

•
provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•
plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

General Partner Interest and Incentive Distribution Rights. Our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.
Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentage allocations, up to a maximum of 50.0% (as set forth in the chart below), of the cash we distribute from operating surplus in excess of $0.46 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any common or subordinated units that it owns.
Percentage Allocations of Available Cash. The following table illustrates the percentage allocations of available cash between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth in the column Marginal Percentage Interest in Distributions are the percentage interests of our general partner and the unitholders in any available cash we distribute up to and including the corresponding amount in the column Total Quarterly Distribution Per Unit Target Amount. The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that

EX 99.7-21

EXHIBIT 99.7

are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

	Total quarterly distribution per unit target amount	Marginal percentage interest in distributions
		Unitholders	General partner
Minimum quarterly distribution	$0.40	98.0%	2.0%
First target distribution	$0.40 up to $0.46	98.0%	2.0%
Second target distribution	above $0.46 up to $0.50	85.0%	15.0%
Third target distribution	above $0.50 up to $0.60	75.0%	25.0%
Thereafter	above $0.60	50.0%	50.0%
Details of cash distributions declared follow.

Attributable to the quarter ended	Payment date	Per-unit distribution	Cash paid (or payable) to common unitholders	Cash paid (or payable) to subordinated unitholders	Cash paid (or payable) to general partner (1)	Total distribution
		(Dollars in thousands, except per-unit amounts)
December 31, 2012	February 14, 2013	$0.4100	$10,009	$10,008	$408	$20,425
March 31, 2013	May 15, 2013	0.4200	10,253	10,252	418	20,923
June 30, 2013	August 14, 2013	0.4350	12,647	10,618	475	23,740
September 30, 2013	November 14, 2013	0.4600	13,377	11,229	502	25,108
December 31, 2013	February 14, 2014	0.4800	13,958	11,717	691	26,366
__________
(1) Distributions attributable to the quarter ended December 31, 2013 include payments associated with the general partner's IDRs, which totaled $163,000. Our general partner was not entitled to receive incentive distributions for periods prior to the fourth quarter of 2013 based on the amount of the distributions declared per common and subordinated unit.
Membership Interests
Summit Investments' Equity in Contributed Subsidiaries. Summit Investments' equity in contributed subsidiaries represents its position in the net assets of Red Rock Gathering and Bison Midstream that have been acquired by SMLP. The balance also reflects net income attributable to Summit Investments for Red Rock Gathering and Bison Midstream for the periods beginning on their respective acquisition dates by Summit Investments and ending on the dates they were acquired by the Partnership. For the year ended December 31, 2013, net income was attributed to Summit Investments for (i) Red Rock Gathering for the full year and (ii) Bison Midstream for the period from February 16, 2013 to March 31, 2013. For the year ended December 31, 2012, net income was attributed to Summit Investments for Red Rock Gathering for the period from October 23, 2012 to December 31, 2012. Although included in partners' capital, these net income amounts have been excluded from the calculation of EPU for the years ended December 31, 2013 and 2012.
During the years ended December 31, 2013 and 2012, Summit Investments (i) incurred certain support expenses and capital expenditures on behalf of Red Rock Gathering and its subsidiary and (ii) allocated unit-based compensation expense and interest expense to Red Rock Gathering and its subsidiary. These transactions were settled through membership interests periodically. Also during the years ended December 31, 2013 and 2012, Red Rock Gathering received cash advances from and made cash advances to Summit Investments.
For additional information, see Notes 1, 2, 7 and 13.
Predecessor Membership Interests. Energy Capital Partners and GE Energy Financial Services hold membership interests in Summit Investments. Such membership interests give them the right to participate in distributions and to exercise the other rights or privileges available to each entity under Summit Investments' Amended and Restated Limited Liability Operating Agreement (the "Summit LLC Agreement"). In addition, certain members of Summit Investments’ management hold ownership interests in the form of Class B membership interests (the "SMP Net Profits Interests") through their ownership in Summit Midstream Management, LLC.
In accordance with the Summit LLC Agreement, capital accounts are maintained for Summit Investments’ members. The capital account provisions of the Summit LLC Agreement incorporate principles established for U.S. federal

EX 99.7-22

EXHIBIT 99.7

income tax purposes and as such are not comparable to the equity accounts reflected under GAAP in our consolidated financial statements.
The Summit LLC Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that its membership interest holders will receive. Capital contributions required under the Summit LLC Agreement are in proportion to the members' respective percentage ownership interests. The Summit LLC Agreement also contains provisions for the allocation of net earnings and losses to members. For purposes of maintaining partner capital accounts, the Summit LLC Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests.
In April 2013, we repurchased the outstanding net profits interests in DFW Midstream. See Note 8 for additional information.

7. EARNINGS PER UNIT
The following table presents details on EPU.

	Year ended December 31,
	2013	2012 (1)
	(Dollars in thousands, except per-unit amounts)
Net income	$53,304	$42,997
Less: net income attributable to the pre-IPO period	—	24,112
Less: net income attributable to SMP Holdings	9,720	1,271
Net income attributable to SMLP	43,584	17,614
Less: net income attributable to general partner, including IDRs	1,035	352
Net income attributable to limited partners	$42,549	$17,262

Numerator for basic and diluted EPU:
Allocation of net income among limited partner interests:
Net income attributable to common units	$23,227	$8,632
Net income attributable to subordinated units	19,322	8,630
Net income attributable to limited partners	$42,549	$17,262

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic	26,951,346	24,412,427
Less: effect of non-vested phantom units and non-vested restricted units	150,133	131,558
Weighted-average common units outstanding – diluted	27,101,479	24,543,985

Weighted-average subordinated units outstanding – basic and diluted	24,409,850	24,409,850

Net income per limited partner unit:
Common unit – basic	$0.86	$0.35
Common unit – diluted	$0.86	$0.35
Subordinated unit – basic and diluted	$0.79	$0.35
__________
(1) Calculated for the period from October 1, 2012 to December 31, 2012
Our general partner was not entitled to receive incentive distributions for periods prior to the fourth quarter of 2013 based on the amount of the distributions declared per common and subordinated unit. There were no units excluded from diluted earnings per unit as we do not have any anti-dilutive units for the year ended December 31, 2013 or for the period from October 1, 2012 to December 31, 2012. See Notes 6 and 8 for additional information.

EX 99.7-23

EXHIBIT 99.7

8. UNIT-BASED COMPENSATION
Long-Term Incentive Plan. The Long-Term Incentive Plan (the "LTIP") provides for equity awards to eligible officers, employees, consultants and directors of our general partner and its affiliates, thereby linking the recipients' compensation directly to SMLP’s performance. The LTIP is administered by our general partner's board of directors, though such administration function may be delegated to a committee appointed by the board. A total of 5.0 million common units was reserved for issuance pursuant to and in accordance with the LTIP. As of December 31, 2013, approximately 4.7 million common units remained available for future issuance.
The LTIP provides for the granting, from time to time, of unit-based awards, including common units, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Grants are made at the discretion of the board of directors or compensation committee of our general partner. The administrator of the LTIP may make grants under the LTIP that contain such terms, consistent with the LTIP, as the administrator may determine are appropriate, including vesting conditions. The administrator of the LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement. Termination of employment prior to vesting will result in forfeiture of the awards, except in limited circumstances as described in the plan documents. Units that are canceled or forfeited will be available for delivery pursuant to other awards.
The following table presents phantom and restricted unit activity:

	Units	Weighted-average grant date fair value
Nonvested phantom and restricted units, January 1, 2012	—	$—
Phantom units granted	125,000	$20.00
Restricted units granted	6,558	$20.23
Nonvested phantom and restricted units, December 31, 2012	131,558	$20.00
Phantom units granted	155,330	$26.33
Restricted units granted	835	$27.50
Phantom units forfeited	(4,041)	$25.99
Nonvested phantom and restricted units, December 31, 2013	283,682	$23.41
A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. Distribution equivalent rights for each phantom unit provide for a lump sum cash amount equal to the accrued distributions from the grant date to be paid in cash upon the vesting date. The phantom units granted in connection with the IPO vest on the third anniversary of the IPO. All other phantom unit grants vest ratably over a three-year period. Grant date fair value is determined based on the closing price our our common units on the date of grant multiplied by the number of phantom units awarded to the grantee. Upon vesting, phantom unit awards may be settled in cash and/or common units, at the discretion of the board of directors. The restricted units granted in 2012 and 2013 maintained the vesting provisions of the share-based compensation awards they replaced, each of which had an original vesting period of four years. See "—DFW Net Profits Interests" for additional information.
Upon vesting, management intends to settle all phantom unit awards with common units. As of December 31, 2013, the unrecognized unit-based compensation related to the LTIP was $3.6 million. Incremental unit-based compensation will be recorded over the remaining vesting period of 2.67 years. Due to the limited and immaterial forfeiture history associated with the grants under the LTIP, no forfeitures were assumed in the determination of estimated compensation expense.
Unit-based compensation recognized in general and administrative expense related to awards under the LTIP was as follows:

	Year ended December 31, 2013
	2013	2012	2011
	(In thousands)
SMLP unit-based compensation	$2,999	$269	$—

EX 99.7-24

EXHIBIT 99.7

DFW Net Profits Interests. In connection with the formation of DFW Midstream in 2009, up to 5% of DFW Midstream's total membership interests were authorized for issuance as Class B membership interests (the "DFW Net Profits Interests"). Beginning in October 2012 and continuing into April 2013, we entered into a series of repurchases with the remaining seven holders of the then-outstanding DFW Net Profits Interests whereby we exchanged $12.2 million for their vested DFW Net Profits Interests and 7,393 SMLP restricted units for their unvested DFW Net Profits Interests. The repurchase prices were determined by valuing the vested and unvested net profits interests in relation to the enterprise value of DFW Midstream and represented fair value at the dates of repurchase. Upon the conclusion of these repurchase transactions, there were no remaining or outstanding DFW Net Profits Interests.
The DFW Net Profits Interests participated in distributions upon time vesting and the achievement of certain distribution targets to Class A members or higher priority vested DFW Net Profits Interests and were accounted for as compensatory awards. In addition to the net profits interests granted in 2009, additional DFW Net Profits Interests were granted on April 1, 2010 and July 28, 2010. Each grant vested ratably over four years and provided for accelerated vesting in certain limited circumstances, including a qualifying termination following a change in control (as defined in the underlying award agreement and LLC Agreement).
We determined the fair value of the DFW Net Profits Interests as of the respective grant dates for the grants made prior to that date with assistance from a third-party valuation expert in 2011. As such, the 2009 and 2010 awards were valued retrospectively. The DFW Net Profits Interests were valued utilizing an option pricing method, which modeled the Class A and Class B membership interests as call options on the underlying equity value of DFW Midstream and considered the rights and preferences of each class of equity in order to allocate a fair value to each class.
A significant input of the option pricing method was the enterprise value of DFW Midstream. We estimated the enterprise value utilizing a combination of the income and market approaches. The income approach utilized the discounted cash flow method, whereby we applied a discount rate to estimated future cash flows of DFW Midstream. Key inputs included forecasted gathering volumes, revenues and costs; unlevered equity betas of the DFW Midstream peer group; equity market risk premium; company-specific risk premium; and terminal growth rate. Under the market approach, trading multiples of the securities of publicly-traded peer companies were applied to DFW Midstream's estimated future cash flows.
Additional significant inputs used in the option pricing method included the length of holding period, discount for lack of marketability and volatility. We determined the length of holding period primarily based on our Sponsors' expectations as of the grant date. We estimated the discount for lack of marketability and volatility with assistance from a third-party valuation firm. We estimated the discount for lack of marketability using a protective put methodology. The protective put methodology consisted of estimating the cost to insure an investment in the DFW Net Profits Interests over the length of the holding period. Using the Black-Scholes option pricing model, we calculated the cost of a put option for the DFW Net Profits Interests as of the various grant dates. The discount for lack of marketability, in each case, was equal to the put option value divided by the value of the underlying membership interest. We estimated the expected volatility of the DFW Net Profits Interests based on the historical and implied volatilities of the securities of publicly-traded peer companies. We estimated historical volatility based on daily stock price returns over a look-back period commensurate with the length of the holding period for each grant date of DFW Net Profits Interests. We estimated implied volatility based on the average implied volatility of the publicly-traded peer companies using data from Standard & Poor's Capital IQ proprietary research tool. We based the expected volatility conclusions on consideration of both the historical and implied volatilities of the publicly-traded peer companies as of the various grant dates. The inputs we used in the option pricing method for the DFW Net Profits Interests by grant date were as follows:

	July 2010 grant	April 2010 grant	September 2009 grant
Length of holding period restriction (In years)	3.43	3.75	4.25
Discount for lack of marketability	35.9%	30.9%	34.8%
Volatility	53.7%	49.8%	52.5%

EX 99.7-25

EXHIBIT 99.7

Information regarding the amount and grant date fair value of the vested and nonvested DFW Net Profits Interests were as follows:

	Year ended December 31,
	2013		2012		2011
	Percentage Interest	Weighted-average grant date fair value (per 1.0% of DFW Net Profits Interest)	Percentage Interest	Weighted-average grant date fair value (per 1.0% of DFW Net Profits Interest)	Percentage Interest	Weighted-average grant date fair value (per 1.0% of DFW Net Profits Interest)
	(Dollars in thousands)
Nonvested, beginning of period	0.038%	$1,650	1.750%	$306	2.850%	$295
Repurchased	0.038%	$1,650	0.000%	$—	0.000%	$—
Granted	0.000%	$—	0.000%	$—	0.000%	$—
Vested	0.000%	$—	1.644%	$256	1.100%	$277
Forfeited	0.000%	$—	0.069%	$765	0.400%	$220
Nonvested, end of period	0.000%	$—	0.038%	$1,650	1.750%	$306

Vested, end of period	0.000%	$—	4.294%	$257	2.650%	$258
We recognized non-cash compensation expense ratably over the four-year vesting period. Non-cash compensation expense, related to the DFW Net Profits Interests, recognized within general and administrative expense was as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Non-cash compensation expense	$17	$688	$2,171
For the year ended December 31, 2011, non-cash compensation expense also included approximately $0.6 million of expense related to 2010 and 2009. During the year ended December 31, 2011, the Predecessor modified the awards to remove a rate of return payout hurdle. As a result of the modification, we valued the Class B Units immediately prior to and following the modification to determine incremental compensation expense. The modification resulted in the immediate recognition of $1.4 million of expense attributed to the previously vested Class B Units. This amount was included in compensation expense for the year ended December 31, 2011.
SMP Net Profits Interests. In connection with the formation of Summit Investments in 2009, up to 7.5% of total membership interests were authorized for issuance. SMP Net Profits Interests participate in distributions upon time vesting and the achievement of certain distribution targets to Class A members or higher priority vested SMP Net Profits Interests. The SMP Net Profits Interests are accounted for as compensatory awards. Additional SMP Net Profits Interests were granted in April 2010, April 2011, October 2011 and January 2012. All grants vest ratably over five years and provide for accelerated vesting in certain limited circumstances, including a qualifying termination following a change in control (as defined in the underlying award agreement and Summit LLC Agreement). As of December 31, 2012, 6.355% of SMP Net Profits Interests had been granted to certain members of management, and no SMP Net Profits Interests had been forfeited. The SMP Net Profits Interests were retained by the Predecessor and as such are not reflected in SMLP's financial statements subsequent to the IPO, except as noted below.
During the year ended December 31, 2013, Summit Investments allocated $0.5 million of its annual expense associated with the SMP Net Profits Interests to Red Rock Gathering. This amount is reflected in general and administrative expenses in the statement of operations.
We determined the fair value of the SMP Net Profits Interests as of the respective grant dates with assistance from a third-party valuation expert. The 2012 and 2011 awards were valued contemporaneously within the year issued, and the 2009 and 2010 awards were valued retrospectively in 2011. We valued the SMP Net Profits Interests utilizing an option pricing method, which models the Class A and Class B membership interests as call options on

EX 99.7-26

EXHIBIT 99.7

the underlying equity value of Summit Investments and considers the rights and preferences of each class of equity in order to allocate a fair value to each class.
A significant input of the option pricing method is the enterprise value of Summit Investments. We estimated enterprise value utilizing a combination of the income and market approaches. The income approach utilized the discounted cash flow method, whereby we applied a discount rate to estimated future cash flows of Summit Investments. Key inputs include forecasted gathering volumes; revenues and costs; unlevered equity betas of Summit Investments' peer group; equity market risk premium; company-specific risk premium; and terminal growth rate. Under the market approach, we applied trading multiples of the securities of publicly-traded peer companies to Summit Investments' estimated future cash flows.
Additional significant inputs used in the option pricing method include length of holding period, discount for lack of marketability and volatility. The length of holding period was primarily determined based upon our Sponsors' expectations as of the grant date. We estimated the discount for lack of marketability and volatility with assistance from a third-party valuation firm. We estimated the discount for lack of marketability using a protective put methodology. The protective put methodology consisted of estimating the cost to insure an investment in the SMP Net Profits Interests over the length of the holding period. Using the Black-Scholes option pricing model, we calculated the cost of a put option for the SMP Net Profits Interests as of the various grant dates. The discount for lack of marketability, in each case, is equal to the put option value divided by the value of the underlying membership interest. We estimated the expected volatility of the SMP Net Profits Interests based on the historical and implied volatilities of the securities of publicly-traded peer companies. We estimated historical volatility based on daily stock price returns over a look-back period commensurate with the length of the holding period for each grant of SMP Net Profits Interests. We estimated implied volatility based on the average implied volatility of the publicly-traded peer companies using data from Standard & Poor's Capital IQ proprietary research tool. We based the expected volatility conclusions on consideration of both the historical and implied volatilities of the publicly-traded peer companies as of the various grant dates.
The inputs used in the option pricing method for the SMP Net Profits Interests by grant date were as follows:

	January 2012 grant	October 2011 grant	April 2011 grant	April 2010 grant	September 2009 grant
Length of holding period restriction (In years)	2.93	3.21	4.75	3.75	4.25
Discount for lack of marketability	24.0%	33.1%	29.6%	30.9%	34.8%
Volatility	37.0%	49.3%	43.2%	49.8%	52.5%
Information regarding the amount and grant-date fair value of the vested and nonvested SMP Net Profits Interests for the periods in which they were reflected in our financial results was as follows:

	Year ended December 31,
	2012		2011
	Percentage Interest	Weighted-average grant date fair value (per 1.0% of SMP Net Profits Interest)	Percentage Interest	Weighted-average grant date fair value (per 1.0% of SMP Net Profits Interest)
	(Dollars in thousands)
Nonvested, beginning of period	3.958%	$1,003	2.944%	$601
Granted	0.500%	$1,780	2.000%	$1,505
Vested	1.271%	$965	0.986%	$818
Nonvested, end of period (1)	3.187%	$1,140	3.958%	$1,003

Vested, end of period	3.168%	$788	1.897%	$669
__________
(1) Nonvested net profits interests subsequent to the IPO reflect obligations of the Predecessor and not the Partnership.

EX 99.7-27

EXHIBIT 99.7

We recognized non-cash compensation expense ratably over the vesting period. Non-cash compensation expense, related to the SMP Net Profits Interests, recognized in general and administrative expense for the periods in which they were reflected in our financial results was as follows:

	Year ended December 31,
	2013	2012	2011
		(In thousands)
Non-cash compensation expense (1)	$490	$919	$1,269
__________
(1) For the year ended December 31, 2013, reflects expenses allocated to Red Rock Gathering by Summit Investments prior to the Red Rock Drop Down
For the year ended December 31, 2011, non-cash compensation expense also included approximately $0.5 million of expense related to 2010 and 2009.

9. CONCENTRATIONS OF RISK
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and accounts receivable. We maintain our cash in bank deposit accounts that, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and do not believe we are exposed to any significant risk.
Accounts receivable are primarily from natural gas producers shipping natural gas. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We monitor the creditworthiness of our counterparties and generally require letters of credit for receivables from counterparties that are judged to have sub-standard credit, unless the credit risk can otherwise be mitigated.
Counterparties accounting for more than 10% of total revenues were as follows:

	Year ended December 31,
	2013	2012	2011
Revenue:
Counterparty A	19%	27%	*
Counterparty B	15%	19%	34%
Counterparty C	*	14%	17%
Counterparty D	*	*	12%
Counterparty E	*	*	10%
__________
* Less than 10%
Counterparties accounting for more than 10% of total accounts receivable were as follows:

	December 31,
	2013	2012
Accounts receivable:
Counterparty A	37%	30%
Counterparty B	11%	18%
Counterparty C	—%	*
Counterparty D	*	*
Counterparty E	*	*
__________
* Less than 10%

EX 99.7-28

EXHIBIT 99.7

10. RELATED-PARTY TRANSACTIONS
Recent Acquisitions and Partners' Capital Issuances. See Notes 5, 6 and 13 for disclosure of the purchase of Bison Midstream from SMP Holdings and the issuance of common units and general partner interests to SMP Holdings in connection with the Bison Drop Down and the Mountaineer Acquisition.
General and Administrative Expense Allocation. Our general partner and its affiliates do not receive a management fee or other compensation in connection with the management of our business, but will be reimbursed for expenses incurred on our behalf. Under our partnership agreement, we reimburse our general partner and its affiliates for certain expenses incurred on our behalf, including, without limitation, salary, bonus, incentive compensation and other amounts paid to our general partner's employees and executive officers who perform services necessary to run our business. In addition, we reimburse our general partner for compensation, travel and entertainment expenses for the directors serving on the board of directors of our general partner and the cost of director and officer liability insurance. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.
The payable to our general partner for expenses that were paid on our behalf and the receivable from the general partner for expenses that we paid that were not allocated to the Partnership were as follows:

	December 31,
	2013	2012
	(In thousands)
Due to affiliate	$653	$—
Due from affiliate	—	774
Expenses incurred and allocated to us by the general partner under our partnership agreement were as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
General and administrative expense allocation	$3,914	$1,200	$—
Additionally, during the year ended December 31, 2013, Summit Investments allocated $4.5 million of operation and maintenance expenses and $2.5 million of general and administrative expenses to Red Rock Gathering.
Electricity Management Services Agreement. We entered into a consulting arrangement with EquiPower Resources Corp. to assist with managing DFW Midstream's electricity price risk. EquiPower Resources Corp. is an affiliate of Energy Capital Partners and is also the employer of a director of our general partner. Amounts paid for such services were as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Payments for electricity management consulting services	$199	$204	$11
Engineering Services Agreement. We entered into an engineering services arrangement with IPS Engineering/EPC. IPS Engineering/EPC is an affiliate of Energy Capital Partners. We paid $0.2 million for such services during the year ended December 31, 2013.
Promissory Notes Payable to Sponsors. In conjunction with the Grand River Transaction, we executed $200.0 million of promissory notes, on an unsecured basis, with the Sponsors. The notes had an 8% interest rate and were scheduled to mature in October 2013. In May 2012, we borrowed $163.0 million under the revolving credit facility and used a portion of the same borrowings to prepay $160.0 million principal amount of the promissory notes payable to the Sponsors. Then in July 2012, we borrowed an additional $50.0 million under the revolving credit facility, a portion of which was used to pay the remaining $49.2 million principal amount of the promissory notes payable to Sponsors (inclusive of accrued pay-in-kind interest).
In accordance with the terms of the underlying note agreement, prior to their repayment in July 2012, we elected to make all interest payments on the note in kind. The amount of interest paid in kind and accrued to the balance of

EX 99.7-29

EXHIBIT 99.7

the notes for year ended December 31, 2012, was approximately $6.3 million, of which we capitalized $0.9 million of interest expense related to costs incurred on capital projects under construction.
Diligence Expenses. In the past, the Sponsors reimbursed Summit Investments for transactional due diligence expenses related to proposed transactions that were not completed. As of December 31, 2011, we had a receivable from the Sponsors of $1.3 million for similar expenses. During the year ended December 31, 2012, we were reimbursed $0.3 million, while $1.0 million was not paid.

11. BENEFIT PLAN
We established a defined contribution benefit plan for our employees in 2009. The expense associated with this plan was approximately $0.6 million in 2013, $0.2 million in 2012, and $0.1 million in 2011.

12. COMMITMENTS AND CONTINGENCIES
Operating Leases. We lease various office space to support our operations and have determined that our leases are operating leases. Total rent expense related to operating leases, which is recognized in general and administrative expenses, was as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Total rent expense	$1,381	$732	$489
The schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 2013 was as follows:

Operating leases
(In thousands)
2014	$1,365
2015	1,340
2016	1,288
2017	935
2018	690
Legal Proceedings. The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims would not individually or in the aggregate have a material adverse effect on its financial position or results of operations.

13. ACQUISITIONS
Red Rock Gathering System. On March 18, 2014, the Partnership acquired 100% of Red Rock Gathering from Summit Investments in exchange for total cash consideration of $206.7 million, subject to customary working capital adjustments. The acquisition of Red Rock Gathering was funded with the net proceeds from an offering of 5.3 million common units, $100.0 million of borrowings under our revolving credit facility and cash on hand. Because of the common control aspects in the drop down transaction, the Red Rock Drop Down was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods in which common control existed. SMLP’s financial results retrospectively include Red Rock Gathering’s financial results since October 23, 2012, the date Summit Investments acquired its interests in Red Rock Gathering, through December 31, 2013.
Summit Investments acquired the natural gas gathering pipeline, dehydration, compression and processing assets in the Piceance Basin in western Colorado and eastern Utah that comprise the Red Rock Gathering system from Energy Transfer Partners in September 2012 for $206.7 million (the "Red Rock Transaction"). Summit Investments' acquisition of the Red Rock Gathering system closed on October 23, 2012. Summit Investments accounted for its acquisition of Red Rock Gathering under the acquisition method of accounting. Red Rock Gathering's identifiable

EX 99.7-30

EXHIBIT 99.7

tangible and intangible assets acquired and liabilities assumed were recognized at their fair values as of October 23, 2012. The intangible assets that were acquired comprised right-of-way easements with a life of 20 years upon acquisition. Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete the Red Rock Gathering system. The final fair values of the assets acquired and liabilities assumed as of October 23, 2012, were as follows (in thousands):

Red Rock Gathering purchase price		$206,694
Cash	$1,097
Accounts receivable	8,018
Other assets	317
Property, plant, and equipment	150,401
Rights-of-way	52,197
Other noncurrent assets	164
Total assets acquired	212,194
Trade accounts payable	2,558
Other current liabilities	2,942
Total liabilities assumed	$5,500
Net identifiable assets acquired		$206,694
Bison Gas Gathering System. On February 15, 2013, Summit Investments acquired BTE and subsequently contributed it to SMP Holdings. On June 4, 2013, SMP Holdings entered into a purchase and sale agreement with SMLP whereby SMLP acquired the Bison Gas Gathering system. The Bison Gas Gathering system was carved out from BTE and primarily gathers natural gas production from Mountrail and Burke counties in North Dakota under long-term contracts ranging from five years to 15 years. The weighted-average life of the acquired contracts was 12 years upon acquisition.
For additional information, see Notes 1, 5 and 6.
Summit Investments accounted for its purchase of BTE (the "BTE Transaction") under the acquisition method of accounting, whereby the various gathering systems' identifiable tangible and intangible assets acquired and liabilities assumed were recorded based on their fair values as of February 15, 2013. The intangible assets that were acquired are composed of gas gathering agreement contract values and right-of-way easements. Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete the system.
Because the Bison Drop Down was executed between entities under common control, SMLP recognized the acquisition of the Bison Gas Gathering system at historical cost which reflected Summit Investments recent fair value accounting for the BTE Transaction. Furthermore, due to the common control aspect, the Bison Drop Down was accounted for by SMLP on an “as if pooled” basis for all periods in which common control existed. Common control began on February 15, 2013 concurrent with Summit Investments' acquisition of BTE.
The fair values of the assets acquired and liabilities assumed as of February 15, 2013, were as follows (in thousands):

Purchase price assigned to Bison Gas Gathering system		$303,168
Current assets	$5,705
Property, plant, and equipment	85,477
Intangible assets	164,502
Other noncurrent assets	2,187
Total assets acquired	257,871
Current liabilities	6,112
Other noncurrent liabilities	2,790
Total liabilities assumed	$8,902
Net identifiable assets acquired		248,969
Goodwill		$54,199

EX 99.7-31

EXHIBIT 99.7

We believe that the goodwill recorded represents the incremental value of future cash flow potential attributed to estimated future gathering services within the Williston Basin.
The Bison Drop Down closed on June 4, 2013. The total acquisition purchase price of $248.9 million was funded with $200.0 million of borrowings under SMLP’s revolving credit facility and the issuance of $47.9 million of SMLP common units to SMP Holdings and $1.0 million of general partner interests to SMLP’s general partner. SMP Holdings had a net investment in the Bison Gas Gathering system of $303.2 million and received total consideration of $248.9 million from SMLP. As a result, SMLP recognized a capital contribution from SMP Holdings for the contribution of net assets in excess of consideration paid. See Notes 1, 5 and 6 for additional information.
Mountaineer Midstream. We completed the acquisition of Mountaineer Midstream from MarkWest for $210.0 million on June 21, 2013. The Mountaineer Midstream natural gas gathering and compression assets are located in the Appalachian Basin which includes the Marcellus Shale formation primarily in Doddridge County in northern West Virginia. The Mountaineer Midstream system consists of newly constructed, high-pressure gas gathering pipelines, certain rights-of-way associated with the pipeline, and two compressor stations. The assets gather natural gas under a long-term, fee-based contract with an affiliate of Antero Resources Corp. The life of the acquired contract was 13 years upon acquisition.
The Mountaineer Acquisition was funded with $110.0 million of borrowings under the Partnership's revolving credit agreement and the issuance of $100.0 million of common and general partner interests to SMP Holdings. For the year ended December 31, 2013, SMLP recorded $9.6 million of revenue and $2.3 million of net income related to Mountaineer Midstream.
SMLP accounted for the Mountaineer Acquisition under the acquisition method of accounting. As of June 30, 2013, we preliminarily assigned the full $210.0 million purchase price to property plant and equipment. During the third quarter of 2013, we received additional information and, as a result, preliminarily assigned $158.3 million of the purchase price to property, plant and equipment, $27.1 million to contract intangibles, $6.5 million to rights-of-way and $18.1 million to goodwill. During the fourth quarter of 2013, we received additional information from MarkWest and finalized the purchase price allocation.
The final fair values of the assets acquired and liabilities assumed as of June 21, 2013, were as follows (in thousands):

Purchase price assigned to Mountaineer Midstream		$210,000
Property, plant, and equipment	$163,661
Gas gathering agreement contract intangibles	24,019
Rights-of-way	6,109
Total assets acquired	193,789
Total liabilities assumed	$—
Net identifiable assets acquired		193,789
Goodwill		$16,211
See Notes 1, 5 and 6 for additional information.
Grand River Gathering. In September 2011, we entered into a purchase and sale agreement with Encana Oil & Gas (USA) Inc., a subsidiary of Encana Corporation ("Encana"), to acquire certain natural gas gathering pipeline, dehydration and compression assets in the Piceance Basin in western Colorado (the "Grand River Transaction"). These assets gather production from the Mamm Creek, Orchard, and South Parachute fields in the area around Rifle, Colorado under long-term contracts ranging from 10 years to 25 years. The weighted-average life of these contracts was 12.8 years upon acquisition. The acquired assets included approximately 260 miles of pipeline and approximately 90,000 horsepower of compression facilities. In addition to the acquisition of Grand River Gathering, we have a contractual relationship with Encana related to the development of midstream infrastructure to support Encana’s emerging Mancos and Niobrara shale developments.
The Grand River Transaction closed on October 27, 2011, with an effective date of October 1, 2011, and was funded through an equity contribution of $410.0 million and an aggregate of $200.0 million in promissory notes from the Sponsors. We accounted for the Grand River Transaction under the acquisition method of accounting, whereby the total purchase price was allocated to Grand River Gathering's identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of October 27, 2011. The intangible assets that were acquired are composed of gas gathering agreement contract values and right-of-way easements. Their fair values

EX 99.7-32

EXHIBIT 99.7

were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete the Grand River Gathering system.
During the second quarter of 2012, we received the remaining information needed to value the acquired construction work in process and the intangible assets and then finalized its determination of the assets acquired and liabilities assumed of Grand River Gathering as well as its purchase price. As a result, we retrospectively recorded an adjustment to decrease construction work in process by $4.7 million and decrease intangible assets by $37.9 million. We also recognized deferred revenue related to minimum volume commitment payments received prior to the acquisition of Grand River Gathering. These amounts can be used by the customer to offset gathering fees in one or more subsequent periods to the extent that such customer’s throughput volumes in subsequent periods exceed its minimum volume commitment. Additionally, net working capital was recorded as other current liabilities and represents the final settlement of the remaining assets acquired and liabilities assumed. These adjustments to the preliminary purchase price and the allocation to the assets acquired and liabilities assumed resulted in the recognition of goodwill totaling $45.5 million.
The final purchase price allocation has been recorded and presented on a retrospective basis. We believe that the goodwill recorded upon the finalization of the allocation represents the incremental value of future cash flow potential attributed to estimated future gathering services within the emerging Mancos and Niobrara shale developments.
The final fair values of the assets acquired and liabilities assumed as of October 27, 2011, were as follows (in thousands):

Purchase price assigned to Grand River Gathering		$590,210
Property, plant, and equipment	$295,240
Gas gathering agreement contract intangibles	244,100
Rights-of-way	8,016
Total assets acquired	547,356
Deferred revenue	1,770
Other current liabilities	854
Total liabilities assumed	$2,624
Net identifiable assets acquired		544,732
Goodwill		$45,478
Pooling of Interests. As noted above, the Bison Drop Down and the Red Rock Drop Down were transactions between commonly controlled entities which required that we account for the acquisitions in a manner similar to a pooling of interests. As a result, the historical financial statements of the Partnership, the Bison Gas Gathering system and Red Rock Gathering have been combined to reflect the historical operations, financial position and cash flows from the dates that common control began. See Note 1 for additional information. Revenues and net income for the previously separate entities and the combined amounts for the years ended December 31, 2013 and 2012, as presented in these consolidated financial statements follow.

	Year ended December 31,
	2013	2012
	(In thousands)
SMLP revenues	$225,192	$165,499
Red Rock Gathering revenues	50,114	8,924
Bison Gas Gathering system revenues	17,614	—
Combined revenues	$292,920	$174,423

SMLP net income	$43,584	$41,726
Red Rock Gathering net income	9,668	1,271
Bison Gas Gathering system net income	52	—
Combined net income	$53,304	$42,997

EX 99.7-33

EXHIBIT 99.7

Unaudited Pro Forma Financial Information. The following unaudited pro forma financial information assumes that:

•	The acquisition of Bison Midstream occurred on January 1, 2012. The pro forma results for Bison Midstream were derived from revenues and net income in 2013 and 2012.

•
The acquisition of Mountaineer Midstream occurred on January 1, 2012. The pro forma results for Mountaineer Midstream were derived from revenues and net income in 2013. Mountaineer Midstream was not operational until November 2012.

•
The acquisition of Red Rock Gathering occurred on January 1, 2011. The pro forma results for Red Rock Gathering were derived from actual revenues and net income in 2013 and by annualizing the actual operating results for Red Rock Gathering that were recorded in 2012 for the years ended December 31, 2012 and 2011.

•
The acquisition of Grand River Gathering occurred on January 1, 2010. The pro forma results for Grand River Gathering were derived by annualizing the actual operating results for Grand River Gathering that were recorded in 2011.

•
Pro forma net income for the year ended December 31, 2013 has been adjusted to remove the impact of $2.5 million of nonrecurring transaction costs associated with the acquisitions of Bison Midstream and Mountaineer Midstream.

•
Pro forma net income for the year ended December 31, 2012 has been adjusted to remove the impact of $1.6 million of nonrecurring transaction costs associated with the acquisition of Red Rock Gathering.

•
Pro forma net income for the year ended December 31, 2011 has been adjusted to remove the impact of $3.2 million of nonrecurring transaction costs associated with the acquisition of Grand River Gathering.

•
Pro forma adjustments in 2013 and 2012 also reflect the impact of $310.0 million of incremental borrowings on our revolving credit facility for the Bison Midstream and Mountaineer Midstream acquisitions and incremental depreciation and amortization expense associated with the acquired property, plant and equipment and contract intangibles as a result of the application of fair value accounting for Bison Midstream.

•
Pro forma adjustments in 2013, 2012 and 2011 also reflect the combined impact of a 5,300,000 common unit issuance and $100.0 million of incremental borrowings on our revolving credit facility to fund the acquisition of Red Rock Gathering.

EX 99.7-34

EXHIBIT 99.7

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Total Bison Midstream and Mountaineer Midstream revenues included in consolidated revenues	$60,323	$—	$—
Total Red Rock Gathering revenues included in consolidated revenues	50,114	8,924	—
Total Grand River Gathering revenues included in consolidated revenues			12,824

Total Bison Midstream and Mountaineer Midstream net income included in consolidated net income	$(457)	$—	$—
Total Red Rock Gathering net income included in consolidated net income	9,668	1,271	—
Total Grand River Gathering net income included in consolidated net income			2,660

Pro forma total revenues	$305,071	$256,637	$221,215
Pro forma net income	47,371	38,639	58,461

Pro forma common EPU - basic and diluted	$0.79	$0.28
Pro forma subordinated EPU - basic and diluted	0.79	0.28
The unaudited pro forma financial information presented above is not necessarily indicative of (i) what our financial position or results of operations would have been if the acquisitions of Bison Midstream and Mountaineer Midstream had occurred on January 1, 2012, if the acquisition of Red Rock Gathering had occurred on January 1, 2011 or if the Grand River Transaction had occurred on January 1, 2010, or (ii) what SMLP’s financial position or results of operations will be for any future periods.

14. SUBSEQUENT EVENT
On March 8, 2014, Summit Investments offered its interests in Red Rock Gathering to the Partnership. The Red Rock Drop Down closed on March 18, 2014. For additional information, see Notes 1 and 13.

EX 99.7-35